Alliant Energy
Corporate Headquarters
4902 North Biltmore Lane
P.O. Box 77007
Madison, WI 53707-1007
www.alliantenergy.com

News Release

FOR IMMEDIATE RELEASE	Media Contact: Scott Smith (608) 458-3924
Investor Relations Contact: Becky Johnson (608) 458-3267

ALLIANT ENERGY ANNOUNCES INTENT TO DIVEST CHINA INVESTMENTS

Company plans to reclassify accounting for its China business to discontinued operations and expects to incur material non-cash asset valuation charge in second quarter

Madison, Wis. – July 5, 2005 – Alliant Energy Corporation (NYSE: LNT) announced today that its Board of Directors recently approved the divestiture of its investments in China as a result of its evaluation of strategic alternatives for this portfolio of generating assets. Alliant Energy currently expects to complete these divestitures no later than June 2006 and expects to incur a material non-cash asset valuation charge in the second quarter of 2005 as a component of the results from its discontinued operations of these China-based assets.

“We evaluated a number of alternatives and determined that exiting the China generation market was in the long-term interests of our shareowners,” said Bill Harvey, Alliant Energy’s President and Chief Executive Officer. “The decision to divest our assets in China is consistent with our efforts to narrow our strategic focus and concentrate on the opportunities available to us in our core domestic utility business.”

Alliant Energy is in the early stages of its divestiture plan for these assets and will be updating their estimated fair market value as required under the applicable accounting rules. Alliant Energy believes the estimated fair market value of these assets has deteriorated significantly during the second quarter of 2005 as a result of various developments including, but not limited to: (i) updated analyses of the China asset portfolio, including changes in the anticipated divestiture timelines and in the market and sales-related information received from Alliant Energy’s financial advisors; (ii) updated market information, including terms of recent sales of similar assets in this market; and (iii) diminution in Alliant Energy’s outlook for short-term progress regarding higher tariff relief for past and future increases in coal and transportation prices, and the impact of the related uncertainties in the marketplace regarding this issue.

The carrying value of Alliant Energy’s China investments was approximately $190 million as of March 31, 2005. Because of the developments noted above, and based on preliminary information currently available, Alliant Energy estimates that a pre-tax non-cash asset valuation charge of up to one-half of the March 31, 2005 carrying value will be required in the second quarter of 2005. The company and its financial advisors are in the process of analyzing the fair market value of these assets as of June 30, 2005. Alliant Energy will record a pre-tax non-cash asset valuation charge in the second quarter of 2005, as a component of the results from its discontinued operations, to the extent that the estimated fair market value, less anticipated selling costs, is below the carrying value of these assets. Alliant Energy will disclose the amount of this charge once it is known later in July 2005.

Alliant Energy expects to use proceeds from the asset sales for debt reduction at Alliant Energy Resources, Inc., the parent company of its non-regulated businesses.

Alliant Energy currently plans to repatriate the majority of the cash currently held by its China business in 2005 under the provision of the American Jobs Creation Act. Consistent with this plan, Alliant Energy repatriated $19.3 million from China in June, 2005.

This press release includes forward-looking statements. These forward-looking statements can be identified as such because the statements include words such as “expects” or other words of similar import. Similarly, statements that describe future plans or strategies are also forward-looking statements. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those currently anticipated. Actual results could be affected by such factors as: economic and political conditions in China and the Chinese provinces in which Alliant Energy’s assets are located; federal, state and international regulatory or governmental actions; fluctuating foreign exchange rates; further increases in coal and transportation costs in China; the ability to recover such costs through rates in the Chinese service territories; unanticipated construction or maintenance expenditures related to Alliant Energy’s China generating facilities; unanticipated costs associated with environmental remediation and compliance laws in China; Alliant Energy’s ability to develop a divestiture plan and complete the proposed divestitures of the Chinese assets and investments in a timely fashion and for anticipated proceeds; and the ability of Alliant Energy’s Chinese assets and investments to meet the tests for discontinued operations pursuant to the applicable generally accepted accounting principles. These factors should be considered when evaluating the forward-looking statements and undue reliance should not be placed on such statements. The forward-looking statements included herein are made as of the date hereof and Alliant Energy undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.

Alliant Energy Corporation is an energy-services provider with subsidiaries serving more than three million customers. Providing its customers in the Midwest with regulated electricity and natural gas service remains the company’s primary focus. Alliant Energy’s utility subsidiaries, Interstate Power and Light and Wisconsin Power and Light, serve 982,000 electric and 416,000 natural gas customers. Other key business platforms include the international energy market and non-regulated domestic generation. Alliant Energy, headquartered in Madison, Wis., is a Fortune 1000 company traded on the New York Stock Exchange under the symbol LNT. For more information, visit the company’s Web site at www.alliantenergy.com.

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